Exhibit 10.3

CafePress Inc. 1850 Gateway Drive, Ste. 300 San Mateo, CA 94404 Office: (650) 655-3000 Fax: (650) 240-0260

August 3, 2014

Maheesh Jain

c/o CafePress Inc.

1850 Gateway Drive, Ste. 300

San Mateo, CA 94404

RE:	Offer of Employment with CafePress Inc.

Dear Maheesh:

CafePress Inc., a Delaware corporation (the “Company”), is pleased to offer you the position of Chief Marketing Officer. We look forward to welcoming you back as a part of our team!

Your base salary will be at an annualized rate of $200,000, paid bi-weekly, less payroll deductions and all required withholdings. You will also be eligible to participate in the Company’s executive bonus plan starting in calendar year 2015 based on terms to be set by the Compensation Committee of the Company’s Board of Directors. As an exempt professional employee and in accordance with California law, you will not be entitled to overtime compensation. You will be eligible for the Company’s standard benefits package, see enclosed summary, as they are made available to employees of the Company. You also will be entitled to participate in the current benefit plans offered to Senior Management of the Company. Notwithstanding the foregoing, the Company makes no representations and warranties as to which future benefits plans may be offered nor your eligibility for participation in them.

In connection with your employment and contingent upon your acceptance of this offer of employment, the Compensation Committee of the Board of Directors has approved a grant to you of an option to purchase 173,028 shares of Company common stock pursuant to the Company’s 2012 Amended and Restated Stock Incentive Plan (the “Plan”), with a grant date of August 4, 2014, and an exercise price equal to the closing price of the Company’s common stock on the grant date; provided, however, that if you are a more than 10% stockholder for purposes of the incentive stock option rules, then the options otherwise eligible to be treated as incentive stock options shall have an exercise price equal to 110% of the closing price of the Company’s common stock on the NASDAQ Global Select Market on the grant date and a term of five years. The option shall vest monthly over four years from the grant date, is conditioned upon your execution of an option agreement in the Company’s standard form, and is subject to the terms of the option agreement and the terms of the Plan. The option is intended to be an incentive stock option to the maximum extent permitted by the Plan and under applicable law, including, without limitation, Section 422 of the Internal Revenue Code of 1986, as amended.

The Company maintains an “at-will” employment policy. Our offer is based on confidence that your relationship with the Company will be a mutually rewarding and enriching experience. However, you must understand that employment with the Company is “at-will.” This means that either you or the Company can terminate the relationship at any time and for any reason, without cause and without prior notice. This at-will employment relationship cannot be changed except in a writing expressly changing your at-will employment status and that writing must be signed by a duly authorized officer of the Company and you. Further, your participation in any equity or benefit program is not a guarantee of continued employment for any particular period of time.

This offer of employment is valid until midnight Pacific Time on August 3, 2014. It represents the entire agreement and understanding between you and the Company regarding its subject matter and it supersedes and replaces any and all prior agreements and understandings between you and the Company regarding its subject matter. Please let us know of your decision to join the Company by signing a copy of this offer and returning it to us not later than August 3, 2014. Your continued employment with the Company following your start date is contingent upon (1) the successful completion of background and reference checks; and (2) your execution of the Company’s Proprietary Information and Inventions Agreement.

You must also establish your identity and authorization to work as required by the Immigration Reform and Control Act of 1986 (IRCA). Enclosed is a copy of the Employment Verification Form (I-9), with instructions required by IRCA. Please review this document and bring the appropriate original documentation on your first day of work.

By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company. In addition, if you join the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company’s CEO. You also agree that during your employment with the Company you will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants away from the Company.

We hope you are as excited about rejoining CafePress as we are about your potential to contribute to this exciting company. Maheesh, we look forward to you accepting our offer and returning to the CafePress team!

CafePress Inc. Offer of Employment

If you accept the Company’s offer, we would like you to start on August 4, 2014. Please indicate that date next to the signature line of this offer letter.

Very truly yours,

CafePress Inc.

By:	/s/ Fred E. Durham III

Name:	Fred E. Durham III
Title:	CEO

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.

Accepted by:	/s/ Maheesh Jain
Maheesh Jain

Start Date:	August 4, 2014

CafePress Inc. Offer of Employment